Exhibit 99.1

Contacts:

Christopher Taylor

Investor Relations

781-398-2466

Sarah Emond

Media Relations

781-398-2544

For Immediate Release

Genome Therapeutics Announces $9.55 Million Private Placement Financing

Waltham, Mass., September 30, 2003 – Genome Therapeutics (Nasdaq: GENE) today announced that it has raised $9.55 million in gross proceeds (approximately $9 million in net proceeds after expenses) through a private placement of common stock. Approximately 3.8 million new shares of Genome Therapeutics common stock have been issued to several new institutional shareholders, led by Domain Public Equity Partners, L.P.

“The support and confidence of the respected institutional investors participating in this financing provides us with the ability to accelerate and expand our ongoing clinical studies for our lead product candidate, Ramoplanin,” said Steven M. Rauscher, Chairman and Chief Executive Officer.

As part of the transaction, investors also received warrants to purchase 1.9 million shares at an exercise price of $3.48 per share. The warrants remain exercisable for a period of five years. Certain existing investors have the right to purchase an additional 1.4 million shares on the same terms as the shares sold in this private placement. Life Science Group, an investment banking firm focused exclusively on the healthcare field, acted as placement agent.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Genome Therapeutics has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This notice shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Genome Therapeutics.

About Ramoplanin

Genome Therapeutics’ lead product candidate, Ramoplanin, is an investigational new drug in clinical development for the prevention, treatment and control of serious hospital-based infections. The Company licensed the North American rights to Ramoplanin from Vicuron Pharmaceuticals. Ramoplanin has Fast Track status from the FDA and is currently in a Phase III clinical trial for the prevention of VRE bloodstream infections and in a Phase II study for treating Clostridium difficile-associated diarrhea (CDAD). Existing preclinical data suggest Ramoplanin may have potential in controlling several antibiotic-resistant, Gram-positive bacteria such as vancomycin-resistant enterococci (VRE), methicillin-resistant Staphylococcus aureus and

Financing

September 30, 2003

vancomycin-resistant Staphylococcus aureus. The antibiotic has also been shown to be bactericidal in vitro against Clostridium difficile. In a Phase II study, Ramoplanin was shown to be highly effective at decolonizing patients carrying VRE in their gastrointestinal (GI) tracts. A pilot study is also underway examining Ramoplanin’s potential role in controlling the spread of nosocomial bacteria.

About Genome Therapeutics

Genome Therapeutics is a biopharmaceutical company focused on the discovery and development of pharmaceutical products for specialty markets. The Company’s lead product candidate, Ramoplanin, is in development for the prevention, treatment and control of serious hospital-based infections. Ramoplanin is currently in a Phase III clinical trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE), and in a Phase II clinical trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). Genome Therapeutics’ biopharmaceutical portfolio also includes seven major product discovery and development alliances with pharmaceutical companies including Amgen, AstraZeneca, bioMérieux, Schering-Plough and Wyeth.

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

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